Post-Qualification Offering Circular Amendment No. 9

File No. 024-10496

PART II

OFFERING CIRCULAR

Groundfloor Finance Inc.

Three Series of Limited Recourse Obligations

Totaling $756,000

Dated: February 26, 2016

This Post-Qualification Offering Circular Amendment No. 9 (this “Offering Circular Amendment No. 9”) amends the offering circular of Groundfloor Finance Inc, dated December 8, 2015, as qualified on December 15, 2015, and as may be amended and supplemented from time to time (the “Offering Circular”), to add additional securities to be offered pursuant to the Offering Circular. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below.

This Offering Circular Amendment No. 9 relates to the offer and sale (the “Offering”) of up to an additional $756,000 in aggregate amount of Limited Recourse Obligations (the “LROs”) consisting of three separate series of LROs to be issued by Groundfloor Finance Inc. (the “Company,” “we,” “us,” or “our”). We own and operate a web-based investment platform (the “Platform”) on which we conduct our business. Our principal offices are located at 75 Fifth Street, NW, Suite 214, Atlanta, GA 30308. The phone number for these offices is (404) 850-9225.  Our mailing address is 3355 Lenox Road, Suite 750, Atlanta, GA 30326, and the telephone number for this location is (678) 701-1194. Our Platform is accessible at www.groundfloor.us.

We will issue the LROs in distinct series, each corresponding to a real estate development project (each, a “Project”) to be financed by a commercial loan from us (each, a “Loan”). The borrower for each Project is a legal entity (the “Developer”) that owns the underlying property and has been organized by one or more individuals (each, a “Principal”) that own and operate the Developer.

The LROs will be unsecured special, limited obligations of the Company. The LROs are not listed on any national securities exchange or on the over-the-counter inter-dealer quotation system. There is no market for the LROs. Our obligation to make payments on a LRO is limited to an amount equal to each holder’s pro rata share of amounts we actually receive as payments on the corresponding Loan, net of certain fees and expenses retained by us. See the sections titled “General Terms of the LROs,” beginning on page 4 and page 91 of the Offering Circular, “The LROS Covered by this Offering Circular,” and “Project Summaries” below for the specific terms of the three series of LROs covered by this Offering Circular Amendment No. 9.

We do not guarantee payment of the LROs in the amount or on the time frame expected. The LROs are not obligations of the Developers or their Principals, and we do not guarantee payment on the corresponding Loans. We have the authority to modify the terms of the corresponding Loans which could, in certain circumstances, reduce (or eliminate) the expected return on your investment. See “General Terms of the LROs—Administration, Service, Collection and Enforcement of Loan Documents”.

The LROs are speculative securities. Investment in the LROs involves significant risk, and you may be required to hold your investment for an indefinite period of time. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 16 of the Offering Circular.

We will commence offering each series of LROs promptly after the date this Offering Circular Amendment No. 9 is qualified by posting a separate landing page on our Platform corresponding to each particular Loan and Project (each, a “Project Summary”). The offering of each series of LROs covered by this Offering Circular Amendment No. 9 will remain open until the earlier of (1) 30 days, unless extended, or (2) the date the offering of a particular series of LROs is fully subscribed with irrevocable funding commitments (the “Offering Period”); however, we may extend the Offering Period for a particular series of LROs in our sole discretion (with notice to potential investors), up to a maximum of 45 days. We will notify investors who have previously committed funds to purchase such series of LROs of any such extension by email and will post a notice of the extension on the corresponding Project Summary on our Platform.

This Offering is being conducted on a “best-efforts” basis, which means our officers will use their commercially reasonable best efforts in an attempt to sell the LROs. Such officers will not receive any commission or any other remuneration for these sales. In offering the LROs on our behalf, the officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The LROs offered hereby may only be purchased by investors residing in California, Georgia, Illinois, Maryland, Massachusetts, Texas, Virginia, Washington, and the District of Columbia. This Offering Circular Amendment No. 9 shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be, unlawful, prior to registration or qualification under the laws of any such state. In addition, the LROs are offered only to investors who meet certain financial suitability requirements. See “Investor Suitability Requirements.”

NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. YOU SHOULD MAKE AN INDEPENDENT DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND FINANCIAL RISK TOLERANCE LEVEL. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

	Offering price to the public	Underwriting discounts and commissions	Proceeds to issuer(1)(2)	Proceeds to other persons
Per Unit	$10	N/A	$10	N/A
Total Minimum	$86,000	N/A	$86,000	N/A
Total Maximum	$756,000	N/A	$756,000	N/A

(1) We estimate all expenses for this Offering to be approximately $5,000, which will not be financed with the proceeds of the Offering.

(2) Assumes no promotions or discounts applied to any offerings covered by this Offering Circular Amendment No. 9.

Incorporation by Reference of Offering Circular

The Offering Circular, including this Offering Circular Amendment No. 9, is part of an offering statement (File No. 024-10496) that we filed with the Securities and Exchange Commission (the “Commission”). We hereby incorporate by reference into this Offering Circular Amendment No. 9 all of the information (i) contained in Part II of the Offering Circular, including the Financial Statements beginning on page F-1, the Project Summaries beginning on page PS-1, and the form of LRO Agreement beginning on page LRO-1 thereof, (ii) included under “Revised Risk Factor” in Post-Qualification Amendment No. 1, and (iii) contained in Supplement No. 2 to the Offering Circular (as filed February 25, 2016). Note that any statement that we make in this Offering Circular Amendment No. 9 (or have made in the Offering Circular) will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement or post-qualification amendment.

We have also filed post-qualification amendments to the Offering Circular to add additional series of LROs to our offering and hereby incorporate by reference herein each of the following post-qualification amendments (in its entirety) to the extent they are or may become qualified by the Commission:

Post-Qualification Amendment	Qualification Date	Aggregate Principal Amount of LROs (to be) Qualified
No. 1, as supplemented	January 22, 2016	$659,500*
No. 2	January 28, 2016	$327,165
No. 3	February 5, 2016	$344,710
No. 5	February 18, 2016	$283,600
No. 6	February 29, 2016	$185,000
No. 7	February 29, 2016	$388,000
No. 8	TBD	$371,000**

* As of February 26, 2016, no on-going offerings of LROs continue under this post-qualification amendment. In addition, as of February 26, 2016, no on-going offerings of LROs continue under the Offering Circular as originally filed.

** As of February 26, 2016, pending qualification of three series of LROs totaling $371,000 in aggregate principal amount.

We anticipate filing additional post-qualification amendments and/or new offering statements on a regular basis to qualify additional series of LROs.

Investors who have opened an account with us and who meet our residency requirements may access each of these documents through our Platform or via EDGAR. You may request, and we will provide you with, a copy of these documents, at no cost, upon written or oral request. Requests should be directed to the following address: Groundfloor Finance Inc., 3355 Lenox Road, Suite 750, Atlanta, GA 30326, Attention: Investor Support.

The Offering Circular is amended as set forth below.

The LROS Covered by this Offering Circular

The following tabular information is added under “The LROs Covered by this Offering Circular” on page 10 and page 100 of the Offering Circular:

1

Series of LRO/Project Name: 100 Ashford Drive, Dallas, GA 30132
Developer (borrowing entity): Investor Network
Aggregate Purchase Amount of the LRO: $86,000	Expected Return Rate of the LRO: 15.6% per annum
Final Payment Date: 6 months following issuance	Extended Payment Date: maximum of two years following Final Payment Date
General Information on Project:	Details of Loan:
• Purpose for Loan: Acquisition & Renovation • Address/Location of Project: 100 Ashford Drive, Dallas, GA 30132	• Loan Principal: $86,000 • Interest Rate: 15.6% and Grade: D • Term and Repayment Terms: 6 months – Balloon payment • Loan Position: First Lien
Financing Conditions: Receipt of clean title search. Title insurance obtained in connection with closing the Loan.

Series of LRO/Project Name: 523 South 16th St, Newark, NJ 07103
Developer (borrowing entity): Evolutionary Marketing LLC
Aggregate Purchase Amount of the LRO: $170,000	Expected Return Rate of the LRO: 13.4% per annum
Final Payment Date: 9 months following issuance	Extended Payment Date: maximum of two years following Final Payment Date
General Information on Project:	Details of Loan:
• Purpose for Loan: Acquisition & Renovation • Address/Location of Project: 523 South 16th St, Newark, NJ 07103	• Loan Principal: $170,000 • Interest Rate: 13.4% and Grade: C • Term and Repayment Terms: 9 months – Balloon payment • Loan Position: First Lien
Financing Conditions: Receipt of clean title search. Title insurance obtained in connection with closing the Loan.

Series of LRO/Project Name: 800 W. Smuggler St, Aspen, CO 81611
Developer (borrowing entity): Clayton Capital Management LLC
Aggregate Purchase Amount of the LRO: $500,000	Expected Return Rate of the LRO: 16% per annum
Final Payment Date: 12 months following issuance	Extended Payment Date: maximum of two years following Final Payment Date
General Information on Project:	Details of Loan:
• Purpose for Loan: Acquisition & Renovation • Address/Location of Project: 800 W. Smuggler St, Aspen, CO 81611	• Loan Principal: $500,000 • Interest Rate: 16% and Grade: D • Term and Repayment Terms: 12 months – Balloon payment • Loan Position: Second Lien
Financing Conditions: Receipt of clean title search (subject to lien held by primary lender). Title insurance obtained in connection with closing the Loan.

For purposes of the Offering, all references to the aggregate amount of LROs to be offered and sold in the Offering shall be deemed to refer to $756,000 and the number of series of LROs covered by the Offering shall be deemed to refer to the three separate series of LROs covered by this Offering Circular Amendment No. 9, corresponding to the same number of Projects for which we intend to extend Loans.

2

Plan of Distribution

The following disclosure is added on page 102 of the Offering Circular under the table included under “Plan of Distribution”:

The table below lists the additional three Projects covered by this Offering Circular Amendment No. 9 for which we are offering separate series of LROs. Each series of LRO is denominated by the corresponding Project’s name.

Series of LRO/Project	Aggregate Purchase Amount/Loan Principal
100 Ashford Drive, Dallas, GA 30132	$86,000
523 South 16th St., Newark, NJ 07103	170,000
800 W. Smuggler St, Aspen, CO 81611	500,000
Total	$756,000

Project Summaries

Each Project Summary attached below is included in the Offering Circular following page PS-38.

3

PROJECT SUMMARIES FOR OFFERING CIRCULAR AMENDMENT NO. 9

## PROJECT SUMMARY | 100 ASHFORD DRIVE, DALLAS, GA 30132



D

| Rate | Projected Term | Loan to ARV | Loan Amount | Investors |
|---|---|---|---|---|
| 15.6% | 6 months | 71.7% | $86,000 | 0 |

| Purpose | Loan Position | Total Loan Amount | Repayment Terms |
|---|---|---|---|
| Acquisition & Renovation | First Lien | $86,000 | Balloon payment - principal and interest returned on repayment / due at maturity. |

### BORROWER

Investor Network
Brandon Thompson & Will Hardy - principal

INVEST NOW

Click here to view the LRO Agreement

## FINANCIAL OVERVIEW



After Repair Value (ARV)
$120,000
$34,000
Total Project Costs
$86,000
GROUNDFLOOR
$86,000
0%
Skin-in-the-Game
First Lien Loan
Cushion

| | | | |
|---|---|---|---|
| Purchase Price | $63,000 | Loan To ARV | 71.7% |
| Purchase Date | TBD | Loan To Total Project Cost | 100% |

## GRADE FACTORS

The following factors determine in part how the loan was graded:
(in descending order of importance)

| Factor | Score | Max |
|---|---|---|
| Loan To ARV Score | 3 | 10 |
| Quality of Valuation Report | 3 | 4 |
| Skin-in-the-Game | 1 | 10 |
| Location | 4 | 8 |
| Borrower Experience | 5 | 5 |
| Borrower Commitment | 1 | 1 |

## VALUATION REPORTS

As Complete (ARV)
$120,000

- Certified Independent Appraisal
- Broker's Price Opinion
- Borrower Provided Appraisal
- Borrower Provided Comps

## PROPERTY DESCRIPTION



Map
Satellite
Yorkville
Dallas
Hiram
Google
Map data ©2016 Google
Terms of Use
Report a map error

Address: 100 ASHFORD DRIVE, DALLAS, GA 30132

The Borrower intends to use the loan proceeds to acquire the property and complete a cosmetic renovation to prepare it for sale.

INVEST NOW

Click here to view the LRO

## PROPERTY PHOTOS



## MISCELLANEOUS

### PROJECT SPECIFIC RISK FACTORS

- Investor Network is owned jointly by Brandon Thompson and Will Hardy. They do not own or operate any other entities outside of Investor Network, and Principal information reflects the entirety of their real estate experience.
- The Borrower expects to purchase the property for $63,000.
- The Borrower is using loan proceeds for the entire purchase price of the property, and will therefore have no skin-in-the-game.
- A closing date has not been set yet for the purchase of this property. We will not originate a loan on this property until the closing process commences.
- Although the Borrower has negotiated to purchase the property for the stated purchase price, there can be no assurances the Borrower will close on the acquisition at this price. However, the Borrower's Skin-in-the-Game will not change regardless of any changes to the closing price.
- The acquisition will be subject to a clean title search, and the resolution of any title or tax issues.
- The renovation of the property may be extensive, and therefore subject to delays and other unexpected issues.
- The renovation will require permitting, and permits may not be obtained on time or may be denied.
- Please consult the Offering Circular for further discussion of general risk factors.

### CLOSING CONDITIONS

- Loan is conditioned upon a clean title search and valid title insurance at the time of close.

### DEVELOPER FEES

- GROUNDFLOOR generally charges borrowers between 2% and 6% of the principal amount of the loan for our services.
- GROUNDFLOOR does not take a 'spread' on any part of the interest payments.
- Developers may capitalize the cost of closing into the principal amount of their request. These closing costs typically range from $500 to $1500.
- Unless otherwise limited by applicable law, GROUNDFLOOR will charge a penalty of 2% for any extension made to the borrower. See GROUNDFLOOR 'Fees and Expenses' in the Offering Circular.

## BORROWER SUMMARY

UNLESS NOTED WITH A ★, INFORMATION BELOW IS SUPPLIED BY THE BORROWER AND IS NOT VERIFIED. BORROWER'S REPRESENT AND WARRANT THAT INFORMATION SUPPLIED IS ACCURATE.

### INVESTOR NETWORK

DATE OF FORMATION ★
07/02/2007

FINANCIAL DATA
Reporting date: 12/31/2015

| Value of Properties | Total Debt | Unsold Inventory | Aged Inventory |
|---|---|---|---|
| $15M | $15M | 12 | 1 |

PROJECTS / REVENUE
Reporting period: 2015

| Completed Projects | Revenue | Gross Margin % |
|---|---|---|
| 114 | $10M | 10% |

### PRINCIPAL

Brandon Thompson & Will Hardy

FOCUS
Single Family Rehab & Renovations

GROUNDFLOOR HISTORY ★

| Loans Funded | Loans Repaid | On Time Repayment |
|---|---|---|
| 3 | 1 | 100% |

HISTORICAL AVERAGES
Reporting period: three years ending 2015

| Completed Projects Per Year | Average Project Revenue | Average Project Time | Average Total Project Costs |
|---|---|---|---|
| 150 | $100K | 5 months | $75K |

THE COMPANY PLAYED NO ROLE IN THE PREPARATION OF ANY OF THE VALUATION SOURCES OR ANY OTHER MATERIALS PROVIDED BY THE BORROWER. WHILE WE BELIEVE THE DATA CONTAINED THEREIN IS HELPFUL, WE DO NOT USE IT AS THE SOLE BASIS FOR A FUNDING DECISION.

THIS SALES AND ADVERTISING LITERATURE MUST BE READ IN CONJUNCTION WITH THE OFFERING CIRCULAR IN ORDER TO UNDERSTAND FULLY ALL OF THE IMPLICATIONS AND RISKS OF THE OFFERING OF SECURITIES TO WHICH IT RELATES. A COPY OF THE OFFERING CIRCULAR MUST BE MADE AVAILABLE TO YOU IN CONNECTION WITH THIS OFFERING.
YOU MAY ACCESS THE OFFERING CIRCULAR BY CLICKING HERE.

# PROJECT SUMMARY | 523 SOUTH 16TH ST, NEWARK, NJ 07103

C



| Rate | Projected Term | Loan to ARV | Loan Amount | Investors |
|---|---|---|---|---|
| 13.4% | 9 months | 50% | $170,000 | 0 |

| Purpose | Loan Position | Total Loan Amount | Repayment Terms |
|---|---|---|---|
| Acquisition & Renovation | First Lien | $170,000 | Balloon payment - principal and interest returned on repayment / due at maturity. |

INVEST NOW

Click here to view the LRO Agreement

## BORROWER

Evolutionary Marketing LLC
Christian Chavez - principal

## FINANCIAL OVERVIEW



After Repair Value (ARV)
$340,000
$140,000
Total Project Costs
$200,000
GROUNDFLOOR
$170,000
$30,000
0%
Skin-in-the-Game
First Lien Loan
Cushion

| | | | |
|---|---|---|---|
| Purchase Price | $140,000 | Loan To ARV | 50% |
| Purchase Date | TBD | Loan To Total Project Cost | 85% |

## GRADE FACTORS

The following factors determine in part how the loan was graded:
(in descending order of importance)

| Factor | Score | Maximum |
|---|---|---|
| Loan To ARV Score | 6 | 10 |
| Quality of Valuation Report | 2 | 4 |
| Skin-in-the-Game | 2 | 10 |
| Location | 4 | 8 |
| Borrower Experience | 5 | 5 |
| Borrower Commitment | 1 | 1 |

## VALUATION REPORTS

As Complete (ARV)
$340,000

- Certified Independent Appraisal
- Broker's Price Opinion
- Borrower Provided Appraisal
- Borrower Provided Comps

## PROPERTY DESCRIPTION



Map
Satellite
Google
Map data ©2016 Google
Terms of Use

Address: 523 SOUTH 16TH ST, NEWARK, NJ 07103

The Borrower intends to use the loan proceeds to acquire the property and complete a cosmetic renovation to prepare it for sale.

INVEST NOW

Click here to view the LRO

## PROPERTY PHOTOS



## MISCELLANEOUS

### PROJECT SPECIFIC RISK FACTORS

- A closing date has not been set yet for the purchase of this property. We will not originate a loan on this property until the closing process commences.
- Although the Borrower has negotiated to purchase the property for the stated purchase price, there can be no assurances the Borrower will close on the acquisition at this price. However, the Borrower's Skin-in-the-Game will not change regardless of any changes to the closing price.
- The renovation of the property may be extensive, and therefore subject to delays and other unexpected issues.
- The renovation will require permitting, and permits may not be obtained on time or may be denied.
- The funding of this senior loan will be subject to a clean title search, and the resolution of any title or tax issues.
- Please consult the Offering Circular for further discussion of general risk factors.

### CLOSING CONDITIONS

- Loan is conditioned upon a clean title search and valid title insurance at the time of close.

### DEVELOPER FEES

- GROUNDFLOOR generally charges borrowers between 2% and 6% of the principal amount of the loan for our services.
- GROUNDFLOOR does not take a 'spread' on any part of the interest payments.
- Developers may capitalize the cost of closing into the principal amount of their request. These closing costs typically range from $500 to $1500.
- Unless otherwise limited by applicable law, GROUNDFLOOR will charge a penalty of 2% for any extension made to the borrower. See GROUNDFLOOR 'Fees and Expenses' in the Offering Circular.

## BORROWER SUMMARY

UNLESS NOTED WITH A ★, INFORMATION BELOW IS SUPPLIED BY THE BORROWER AND IS NOT VERIFIED. BORROWER'S REPRESENT AND WARRANT THAT INFORMATION SUPPLIED IS ACCURATE.

### EVOLUTIONARY MARKETING LLC

DATE OF FORMATION ★
04/10/2010

FINANCIAL DATA
Reporting date: 12/31/2015

| Value of Properties | Total Debt | Unsold Inventory | Aged Inventory |
|---|---|---|---|
| $510K | $370K | 2 | 0 |

PROJECTS / REVENUE
Reporting period: 2015

| Completed Projects | Revenue | Gross Margin % |
|---|---|---|
| 2 | $635K | 25% |

### PRINCIPAL

Christian Chavez

FOCUS
Fix & Flip

GROUNDFLOOR HISTORY ★

| Loans Funded | Loans Repaid | On Time Repayment |
|---|---|---|
| 0 | 0 | N/A |

HISTORICAL AVERAGES
Reporting period: three years ending 2015

| Completed Projects Per Year | Average Project Revenue | Average Project Time | Average Total Project Costs |
|---|---|---|---|
| 11 | $310K | 8 months | $220K |

THE COMPANY PLAYED NO ROLE IN THE PREPARATION OF ANY OF THE VALUATION SOURCES OR ANY OTHER MATERIALS PROVIDED BY THE BORROWER. WHILE WE BELIEVE THE DATA CONTAINED THEREIN IS HELPFUL, WE DO NOT USE IT AS THE SOLE BASIS FOR A FUNDING DECISION.

THIS SALES AND ADVERTISING LITERATURE MUST BE READ IN CONJUNCTION WITH THE OFFERING CIRCULAR IN ORDER TO UNDERSTAND FULLY ALL OF THE IMPLICATIONS AND RISKS OF THE OFFERING OF SECURITIES TO WHICH IT RELATES. A COPY OF THE OFFERING CIRCULAR MUST BE MADE AVAILABLE TO YOU IN CONNECTION WITH THIS OFFERING.
YOU MAY ACCESS THE OFFERING CIRCULAR BY CLICKING HERE.

PROJECT SUMMARY 800 W. SMUGGLER ST,ASPEN, CO 81611 Rate Projected Term Loan to ARV Loan Amount Investors 16% 12 months 54.7% $500,000 0 Purpose Loan Position Total Loan Amount Repayment Terms Acquisition & Renovation Second Lien $500,000 Balloon payment - principal and interest returned on repayment / due at maturity. INVEST NOW Click here to view the LRO Agreement BORROWER Clayton Capital Management LLC Josh Clayton - principal FINANCIAL OVERVIEW After Repair Value (ARV) $8,000,000 $2,379,095 Total Project Costs $5,620,905 GROUNDFLOOR $500,000 $3,875,000 $1,245,905 0% Skin-in-the-Game First Lien Loan Second Loan Cushion Purchase Price $4,875,000 | Purchase Date TBD Loan To ARV 54.7% Loan To Total 11% Project Cost GRADE FACTORS The following factors determine in part how the loan was graded: (in descending order of importance) Loan To ARV Score 5 10 Quality of Valuation Report 3 4 Skin-in-the-Game 3 10 Location 8 8 Borrower Experience 5 5 Borrower Commitment 1 1 VALUATION REPORTS As Complete (ARV) $8,000,000 Certified Independent Appraisal Broker's Price Opinion Borrower Provided Appraisal Borrower Provided Comps PROPERTY DESCRIPTION Address: 800 W.SMUGGLER ST,ASPEN, CO81611 The Borrower intends to use the loan proceeds to complete high-quality cosmetic upgrades to prepares the property for sale. INVEST NOW Click here to view the LRO PROPERTY PHOTOS MISCELLANEOUS PROJECT SPECIFIC RISK FACTORS • A closing date has not been set yet for the purchase of this property. We will not originate a loan on this property until the closing process commences. • Although the Borrower has negotiated to purchase the property for the stated purchase price, there can be no assurances the Borrower will close on the acquisition at this price. However, the Borrower's Skin-in-the-Game will not change regardless of any changes to the closing price. • The renovation of the property may be extensive, and therefore subject to delays and other unexpected issues. • The renovation will require permitting, and permits may not be obtained on time or may be denied. The funding of this subordinates loan will be subject to a clean title search (subject to lien held by primary lender), and the resolution of any title or tax issues. We will be in a secondary lien position behind a primary lender In the event of default, the senior lien holder has priority during the recovery process. It is unlikely we will be able to recover the full amount of the loan. Please consult the offering circular for further discussion of general risk factors. CLOSING CONDITIONS Loan is conditioned upon a clean title search subject to liens held by the primary lender and valid title insurance at the time of close. DEVELOPER FEES GROUNDFLOOR generally charges borrowers between 2% and 6% of the principal amount of the loan for our services. GROUNDFLOOR does not take a ‘spread’ on any part of the interest payments. Developers may capitalize the cost of closing into the principal amount of their request. These closing costs typically range from $500 to $1500. Unless otherwise limited by applicable law, GROUNDFLOOR will charge penalty of 2% for any extension made to the borrower. See GROUNDFLOOR ‘ Fees and Expenses’ in the Offering circular. BROROWER SUMMARY UNLESS NOTED WITH A*, INFORMATION BELOW IS SUPPLIED BY THE BORROWER AND IS NOT VERIFIED. BORROWER’S REPRESENT AND WARRANT THAT INFORMATION SUPPLIED IS ACCURATE. CLAYTON CAPITAL MANAGEMENT LLC FINANCIAL DATA Reporting date: 12/31/2015 PROJECTS/REVENUE Reporting period: 2015 DATE OF FORMATION* Value of Properties $2.5M Total Debt $1.2M Completed Projects 2 Revenue $500K Unsold Inventory 2 Aged Inventory 2 Gross Margin % 20% PRINCIPAL Josh Clayton GROUNDFLOOR HISTORY* HISTORICAL AVERAGES Reporting period: three years ending 2015 FOCUS Fix & Flip, New Construction Loans Funded 0 Loans Repaid 0 completed Projects Per year 1 Average Project Revenue $560K On Time Repayment N/A Average Project Time 6 months Average Total Project Costs $400K THE COMPANY PLAYED NO ROLE IN THE PREPARATION OF ANY OF THE VALUATIONS SOURCES OR ANY OTHER MATERIALS PROVIDED BY THE BORROWRE. WHILE WE BELIEVE THE DATA CONTAINED THEREIN IS HELPFUL, WE DO NOT USE IT AS THE SOLE BASIS FOR A FUNDING DECISION. THIS SALES AND ADVERTISING LITERATURE MUST BE READ IN CONJUNCTION WITH THE OFFERING CIRCULAR IN ORDER TO UNDERSTAND FULLY ALL OF THE IMPLICATIONS AND RISKS OF THE OFFERING OF SECURITIES TO WHICH IT RELATES. A COPY OF THE OFFERING CIRCULAR MUST BE MADE AVAILABLE TO YOU IN CONNECTION THIS OFFERING. YOU MAY ACCESS THE OFFERING CIRCULAR BY CLICKING HERE.

PS-41

PART III — EXHIBITS

Exhibit Index

			Incorporated by Reference
Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No.	Exhibit	Filing Date

2.1	Groundfloor Finance Inc. Second Amended and Restated Articles of Incorporation		1-A/A	024-10496	2.1	November 25, 2015

2.2	Groundfloor Finance Inc. Bylaws		1-A/A	024-10440	2.2	July 1, 2015

3.1	Amended and Restated Investors’ Rights Agreement		1-A/A	024-10496	3.1	November 25, 2015

3.2	Form of Investor Agreement		1-A/A	024-10440	3.3	August 21, 2015

4.1	Standard Form of LRO Agreement		1-A/A	024-10496	N/A	December 8, 2015

6.1	Executive Employment Agreement with Brian Dally dated November 19, 2014		1-A/A	024-10440	6.1	July 1, 2015

6.2	Executive Employment Agreement with Nikhil Bhargava dated November 19, 2014		1-A/A	024-10440	6.2	July 1, 2015

6.3	Offer Letter for Benjamin Armstrong dated September 12, 2013		1-A/A	024-10440	6.3	July 1, 2015

6.4	Offer Letter for Jesse Dyer dated September 12, 2014		1-A/A	024-10440	6.4	July 1, 2015

6.5	Offer Letter for Chris Schmitt dated February 24, 2014		1-A/A	024-10440	6.5	July 1, 2015

6.6	2013 Stock Option Plan		1-A/A	024-10440	6.6	July 1, 2015

6.7	Option Award Agreement for Jesse Dyer		1-A/A	024-10440	6.7	July 1, 2015

6.8	Option Award Agreement for Michael Olander Jr.		1-A/A	024-10440	6.8	July 1, 2015

6.9	Option Award Agreement for Chris Schmitt		1-A/A	024-10440	6.9	July 1, 2015

			Incorporated by Reference
Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No.	Exhibit	Filing Date

6.10	Option Award Agreement for Ben Armstrong		1-A	024-10488	6.10	October 7, 2015

6.11	Option Award Agreement for Richard Tuley		1-A	024-10488	6.11	October 7, 2015

6.12	Option Award Agreement for Bruce Boehm		1-A	024-10488	6.12	October 7, 2015

6.13	Stock Repurchase Agreement for Benjamin Armstrong		1-A/A	024-10440	6.10	July 1, 2015

6.14	Stock Repurchase Agreement for Nikhil Bhargava		1-A/A	024-10440	6.11	July 1, 2015

6.15	Stock Repurchase Agreement for Brian Dally		1-A/A	024-10440	6.12	July 1, 2015

6.16	Stock Repurchase Agreement for Chris Schmitt		1-A/A	024-10440	6.13	July 1, 2015

6.17	Series Seed Preferred Stock Purchase Agreement		1-A/A	024-10440	3.1	July 1, 2015

6.18	Series A Preferred Stock Purchase Agreement		1-A/A	024-10496	6.18	November 25, 2015

6.19	Right of First Refusal and Co-Sale Agreement		1-A/A	024-10496	6.19	November 25, 2015

6.20	Form of Loan Agreement		1-A/A	024-10440	6.14	July 1, 2015

6.21	Form of Promissory Note		1-A/A	024-10440	6.15	July 1, 2015

10.1	Power of attorney		1-A	024-10496	N/A	November 19, 2015

10.2	Power of attorney with new director		1-A/A	024-10496	N/A	November 25, 2015

11.1	Consent of Hughes Pitman & Gupton, LLP		1-A/A	024-10496	11.1	December 8, 2015

11.2	Consent of Robbins Ross Alloy Belinfante Littlefield LLC (included as part of Exhibit 12.1)	X

12.1	Opinion of Robbins Ross Alloy Belinfante Littlefield LLC	X

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 26, 2016.

GROUNDFLOOR FINANCE INC.

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Executive Vice President, Secretary and Acting Chief Financial Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2016
Brian Dally

/s/ Nick Bhargava	Executive Vice President, Secretary Acting Chief Financial Officer and Director (Principal Financial and Accounting Officer)	February 26, 2016
Nick Bhargava

*	Director	February 26, 2016
Sergei Kouzmine

*	Director	February 26, 2016
Bruce Boehm

*	Director	February 26, 2016
Michael Olander Jr.

*	Director	February 26, 2016
Richard Tuley Jr.

*By:	/s/ Nick Bhargava
Nick Bhargava
Attorney-in-fact